Exhibit 19

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT, dated as of October 26, 2020 (this “Agreement”), by and among PW Medtech Group Limited, a Cayman Islands company (the “Seller”) and Biomedical Future Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Purchaser,” and together with the Seller, each a “Party” and collectively, the “Parties”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in Section 6.1 hereof.

WHEREAS, the Seller is the owner of 5,321,000 Ordinary Shares of the Issuer (as defined below).

WHEREAS, the Purchaser is a special purpose vehicle Controlled by Mr. Joseph Chow (the chairman and chief executive officer of the Issuer) and formed for the purpose of acquiring the Sale Shares (as defined below).

WHEREAS, the Seller has agreed to sell to the Purchaser, and the Purchaser has agreed to purchase from the Seller, all of the Seller’s right, title and interest in and pertaining to that certain Ordinary Shares of the Issuer at the applicable Purchase Price, all upon the terms and conditions hereinafter set forth.

WHEREAS, as of the date hereof, the Seller has agreed to sell to one or more purchasers (other than the Purchaser) an aggregate of 4,660,167 Ordinary Shares, of which 910,167 Ordinary Shares (such 910,167 Ordinary Shares are collectively referred to as the “Other Sale Shares”) will be sold to a purchaser not Affiliated with the Purchaser pursuant to that certain share purchase agreement dated on or about the date hereof (the “Other Share Purchase Agreement,” and the selling of Other Sale Shares by the Seller contemplated thereunder is referred to as the “Other Sale Transaction”).

WHEREAS, in connection with the purchase and sale of the Sale Shares (as defined below) and concurrently with the execution of this Agreement, a letter agreement dated as of the date hereof (the “Letter Agreement”) has been entered into by and among the Seller, the Purchaser and the other party named therein.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, it is agreed as follows:

1.            PURCHASE AND SALE

1.1           Purchase and Sale.

(a)           Subject to the terms and conditions set forth in this Agreement, the Purchaser agrees to purchase from the Seller, and the Seller agrees to sell, transfer and assign to the Purchaser, at the Initial Closing (as defined below), 660,833 Ordinary Shares (subject to adjustment pursuant to Section 1.1(a)(i) below, the “Initial Sale Shares”) and all of the Seller’s right, interest and title therein (including all dividends, distributions and other benefits attaching to the Initial Sale Shares); provided that:

(i)             if the Other Share Purchase Agreement is terminated before the Seller’s delivery of Payment Notice pursuant to Section 1.3(b)(ii)(A) below, the number of Initial Sale Shares shall be automatically increased to include the number of Other Sale Shares so that the Initial Sale Shares shall refer to an aggregate of 1,571,000 Ordinary Shares; or

(ii)            if (A) the Other Share Purchase Agreement is terminated after the Seller’s delivery of Payment Notice pursuant to Section 1.3(b)(ii)(A) below or (B) the Other Sale Transaction has not consummated with respect to all of the Other Sale Shares (the Other Sale Shares that are not sold by the Seller under the Other Share Purchase Agreement are collectively referred to as the “Additional Sale Shares”) as of the Initial Closing Date (each such event described in the foregoing sub-sections (A) and (B) is referred to as a “Post-Notice Termination”), the Purchaser shall, in addition to (and not in lieu of) purchasing the Initial Sale Shares at the Initial Closing, purchase from the Seller, at the Additional Closing (as defined below), all of the Additional Sale Shares and all of the Seller’s right, interest and title therein (including all dividends, distributions and other benefits attaching to the Additional Sale Shares). The Seller shall promptly notify the Purchaser upon the occurrence of any Post-Notice Termination.

(b)           Each of the Initial Sale Shares and the Additional Sale Shares is referred to as a “Sale Share.” Without prejudice to Section 1.1(a) and for the avoidance of doubt, the aggregate of Sale Shares that the Seller shall sell to the Purchaser and the Purchaser shall purchase from the Seller pursuant to this Agreement shall not exceed 1,571,000 Ordinary Shares.

1.2           Purchase Price. The aggregate purchase price for all Initial Sale Shares shall be the Initial Purchase Price, and the aggregate purchase price for all Additional Sale Shares shall be the Additional Purchase Price, in each case representing a purchase price for each Sale Share equal to the Per Share Consideration.

1.3           The Initial Closing.

(a)           The closing of the purchase and sale of the Initial Sale Shares (the “Initial Closing”) shall take place within fifteen (15) Business Days after all the conditions set forth under Sections 4.1 and 4.2 are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Initial Closing, but subject to the satisfaction or waiver of such conditions at the Initial Closing) or such other date as may be agreed by the Parties (the “Initial Closing Date”).

(b)           At the Initial Closing:

(i)            the Seller shall deliver, or cause to be delivered, to the Purchaser:

(A)            a copy of the shareholder statements of the Issuer issued by the Transfer Agent and evidencing the Purchaser has been registered as the sole owner of the Initial Sale Shares as of the Initial Closing Date;

(B)            a copy of the director resolutions of the Seller duly authorizing and approving this Agreement and the transactions contemplated hereby; and

(ii)            the Purchaser shall deliver, or cause to be delivered, to the Seller:

(A)            immediately available funds in the amount of the Initial Purchase Price by wire transfer into an account designated by the Seller in a written notice (each a “Payment Notice”) delivered to the Purchaser at least fifteen (15) Business Days prior to the Initial Closing Date in substantially the form attached hereto as Exhibit A; and

2

(B)            a copy of the director resolutions of the Purchaser duly authorizing and approving this Agreement and the transactions contemplated hereunder.

1.4           The Additional Closing.

(a)           The closing of the purchase and sale of the Additional Sale Shares (the “Additional Closing,” and together with the Initial Closing, each a “Closing”) shall take place within ten (10) Business Days after the Initial Closing Date or such other date as may be agreed by the Parties (the “Additional Closing Date”).

(b)            At the Additional Closing:

(i)             the Seller shall deliver, or cause to be delivered, to the Purchaser a copy of the shareholder statements of the Issuer issued by the Transfer Agent and evidencing the Purchaser has been registered as the sole owner of the Additional Sale Shares as of the Additional Closing Date; and

(ii)            the Purchaser shall deliver, or cause to be delivered, to the Seller immediately available funds in the amount of the Additional Purchase Price by wire transfer into an account designated by the Seller in a Payment Notice delivered to the Purchaser at least eight (8) Business Days prior to the Additional Closing Date in substantially the form attached hereto as Exhibit A.

1.5           Simultaneous Closing Actions. Unless otherwise agreed by the Seller and the Purchaser, with respect to each Closing, all actions at such Closing are inter-dependent and will be deemed to take place simultaneously and no delivery or payment will be deemed to have been made until all deliveries and payments under this Agreement due to be made at such Closing have been made.

2.            PURCHASER’S REPRESENTATIONS AND WARRANTIES

The Purchaser makes the following representations and warranties to the Seller as of the date hereof and the Initial Closing Date:

2.1           Authority; Binding Effect. The Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All corporate action on the part of the Purchaser and its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the performance of all of its obligations hereunder, including the purchase of the Sale Shares, have been taken prior to the Initial Closing. This Agreement has been duly and validly executed and delivered by the Purchaser and (assuming the due execution and delivery thereof by the Seller) constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

2.2           No Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein and compliance by the Purchaser with its obligations hereunder do not and will not, whether with or without the giving of notice or passage of time or both, (i) conflict with or constitute a breach of, or default under, require any consent or other action by any person under, give rise to any right of termination, cancellation or acceleration of any right or obligation of any person or to a loss of any benefit to which the Purchaser is entitled, or result in the creation or imposition of any tax, Lien (as defined below), limitation or restriction upon any property or assets of the Purchaser pursuant to any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, license, lease or other agreement or instrument to which the Purchaser is a party or by which the Purchaser is bound, or to which any of the property or assets of the Purchaser is subject, or (ii) result in any violation of the provisions of Organizational Documents of the Purchaser or any applicable treaty, law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Purchaser or any of its properties.

3

2.3           No Consents. Other than any filings that may be required pursuant to applicable securities laws, no filing with, or consent, approval, authorization, order, registration, qualification or decree of, or any other action by or in respect of, any court or governmental authority or agency, domestic or foreign, is necessary or required for the entry into of this Agreement by the Purchaser or the performance by the Purchaser of its obligations hereunder or the purchase of the Sale Shares by the Purchaser and the consummation of the transactions contemplated herein.

2.4           Purchase for Investment. The Purchaser has access to such information of the Issuer as shall have been reasonably necessary for the Purchaser to evaluate the merits and risks of the transactions contemplated by this Agreement. The Purchaser is acquiring the Sale Shares for investment for its own account and not with a view toward any resale or distribution thereof except in compliance with the Securities Act. Except in connection with the Acquisition and the Acquisition Proposal (including any direct or indirect equity syndication arranged or to be arranged by the Purchaser in connection therewith), the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to any person with respect to the Sale Shares. The Purchaser hereby acknowledges that the Sale Shares have not been registered pursuant to the Securities Act and may not be transferred in the absence of such registration thereunder or an exemption therefrom, unless in a transaction not subject to the Securities Act.

2.5           Purchaser Status. The Purchaser either (i) is an institutional “accredited investor” (as defined in Rule 501(a) of Regulation D under the Securities Act) or (ii) is not a U.S. person and is located outside of the United States, as such terms are defined in Rule 902 of Regulation S under the Securities Act.

2.6           Sophisticated Investor. The Purchaser has such knowledge and experience in financial and business matters to make an informed decision with respect to the Purchaser’s purchase of the Sale Shares. The Purchaser is a sophisticated investor and has independently evaluated the merits of its decision to purchase the Sale Shares pursuant to this Agreement. In connection with such purchase, the Purchaser is not relying on the Seller or any of the Seller’s Affiliates or representatives in any respect in making its decision to make such purchase except for such representations and warranties of the Seller made under Section 3.

2.7           Sufficient Funds. Immediately prior to the Initial Closing, the Purchaser will have sufficient immediately available and legitimate funds to fulfill its obligations under Section 1.3(b)(ii)(A).

3.            SELLER’S REPRESENTATIONS AND WARRANTIES

The Seller makes the following representations and warranties to the Purchaser as of the date hereof and the Initial Closing Date:

3.1           Authority; Binding Effect. The Seller has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All corporate action on the part of the Seller and its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the performance of all of its obligations hereunder, including the sale of the Sale Shares, have been taken prior to the Initial Closing. This Agreement has been duly and validly executed and delivered by the Seller and (assuming the due execution and delivery thereof by the Purchaser) constitutes the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with its terms.

4

3.2           Ownership and Transfer. The Seller is the sole record and beneficial owner of the Sale Shares, free and clear of any mortgage, lien, pledge, charge, security interest or other encumbrance (collectively, “Liens”) and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Sale Shares), other than the limitations or restrictions set forth in the PWM IRA and the Consortium Agreement. The Seller will transfer and deliver to the Purchaser at the applicable Closing valid, good and marketable title to the applicable Sale Shares free and clear of any Lien and any such limitation or restriction.

3.3           No Conflicts. Other than the approval of the transactions contemplated hereby by shareholders of the Seller at an extraordinary general meeting of the Seller in accordance with requirements of the Hong Kong Listing Rules and the Organizational Documents of the Seller (such extraordinary general meeting of the Seller is referred to as the “Seller EGM”), the execution and delivery of this Agreement and the sale and delivery of the Sale Shares by the Seller and the consummation of the transactions contemplated herein and compliance by the Seller with its obligations hereunder do not and will not, whether with or without the giving of notice or passage of time or both, (i) conflict with or constitute a breach of, or default under, require any consent or other action by any person under, give rise to any right of termination, cancellation or acceleration of any right or obligation of any person or to a loss of any benefit to which the Seller is entitled, or result in the creation or imposition of any tax, Lien, limitation or restriction upon the Sale Shares or any property or assets of the Seller, pursuant to any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, license, lease or other agreement or instrument to which the Seller is a party or by which the Seller is bound, or to which any of the property or assets of the Seller is subject, or (ii) result in any violation of the provisions of Organizational Documents of the Seller or any applicable treaty, law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Seller or any of its properties.

3.4           Consents; Waivers. Other than any filings that may be required pursuant to applicable securities laws and the approval of the transactions contemplated hereby by shareholders of the Seller at the Seller EGM, (a) no filing with, or consent, approval, authorization, order, registration, qualification or decree of, or any other action by or in respect of, any court or governmental authority or agency, domestic or foreign, is necessary or required for the entry into of this Agreement by the Seller or the performance by the Seller of its obligations hereunder or the sale and delivery of the Sale Shares by the Seller and the consummation of the transactions contemplated herein; and (b) all consents or waivers that are necessary for the Seller to consummate the transactions contemplated hereby (including each such waiver as may be required pursuant to the Consortium Agreement and/or the PWM IRA) have been obtained and remain valid.

3.5           Exempt Offering. Assuming the accuracy of the Purchaser’s representations and warranties in Section 2 above, the offer and sale of the Sale Shares under this Agreement are or will be exempt from (a) the registration requirements and prospectus delivery requirements of the Securities Act and (b) the registration or qualification requirements of any other applicable securities laws and regulations.

5

4.            CONDITIONS PRECEDENT

4.1           The obligations of the Seller to consummate the Initial Closing and under Section 1.3(b)(i) hereof are subject to the satisfaction (or waiver by Seller) of the following conditions:

(a)           All of the representations and warranties of the Purchaser contained in Section 2 shall be true and correct in all material respects (other than the Purchaser’s representations and warranties set forth in Section 2.1 which shall be true and correct in all respects) on and as of the date hereof and on the Initial Closing Date.

(b)           The Purchaser has performed all of its obligations contained in this Agreement (to be performed prior to the Initial Closing) in all material respects.

(c)           Shareholders of the Seller shall have duly approved the transactions contemplated hereby at the Seller EGM.

(d)           (i) The SC 13E-3 Amendment (as defined in Section 5.2(b) below) has been first filed with the SEC for no less than thirty (30) days, and (ii) such SC 13E-3 Amendment has been disseminated in accordance with Rule 13e-3(f) under the Exchange Act for no less than twenty (20) days.

(e)           No provision of any applicable treaty, law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court (including without limitation the SEC), domestic or foreign, shall prohibit the consummation of the Initial Closing.

4.2           The obligations of the Purchaser to consummate the Initial Closing and under Section 1.3(b)(ii) hereof are subject to the satisfaction (or waiver by the Purchaser) of the following conditions:

(a)           All of the representations and warranties of the Seller contained in Section 3 shall be true and correct in all material respects (other than the representations and warranties set forth in Sections 3.1 and 3.2 which shall be true and correct in all respects) on and as of the date hereof and on the Initial Closing Date.

(b)           The Seller has performed all of its obligations contained in this Agreement (to be performed prior to the Initial Closing) in all material respects.

(c)           Shareholders of the Seller shall have duly approved the transactions contemplated hereby at the Seller EGM.

(d)           (i) The SC 13E-3 Amendment has been first filed with the SEC for no less than thirty (30) days, and (ii) such SC 13E-3 Amendment has been disseminated in accordance with Rule 13e-3(f) under the Exchange Act for no less than twenty (20) days.

(e)           No provision of any applicable treaty, law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court (including without limitation the SEC), domestic or foreign, shall prohibit the consummation of the Initial Closing.

6

5.            COVENANTS

5.1           Notification. Each Party to this Agreement will notify the other Party as soon as reasonably practicable (but in any event prior to the Initial Closing Date) in the event it comes to such Party’s attention that any of such Party’s representations or warranties set out in this Agreement has ceased to be true and accurate in any material respect or there has been any breach by such Party of any of its agreements contained in this Agreement or any failure by such Party to comply with any of its obligations contained in this Agreement.

5.2           SEC Filings.

(a)           Each Party agrees, confirms and undertakes that, in connection with the signing of this Agreement and the transactions contemplated hereby, such Party shall promptly file, within the time period required by applicable laws and regulations, the requisite filings with the SEC.

(b)           Without limiting the generality of Section 5.2(a), the Parties agree to cooperate with each other and provide all information reasonably necessary to satisfy the applicable disclosure requirements under Rule 13e-3 under the Exchange Act (the “Rule 13e-3”) and Section 13(d) of the Exchange Act. Each Party may disclose the terms of this Agreement as required by the rules of a U.S. or foreign securities exchange, or in any filings with the SEC as required by the Securities Act or the Exchange Act, including in connection with the submissions contemplated under Rule 13e-3 and in any amendment to the Schedule 13D of the Parties relating to securities of the Issuer. As soon as reasonably practicable following the date hereof, the Parties shall cooperate to jointly prepare and use their respective commercially reasonable efforts to cause to be filed with the SEC and to be disseminated (in accordance with Rule 13e-3(f)) an amendment to the Rule 13e-3 transaction statement on Schedule 13E-3 filed by certain members of the Consortium on February 19, 2020 (as amended on March 30, 2020 and April 24, 2020, the “Original Schedule 13E-3”) in respect of the entering into this Agreement by the Parties and the transactions contemplated hereby (such amendment to the Original Schedule 13E-3 is referred to herein as the “SC 13E-3 Amendment;” and the Original Schedule 13E-3 as amended by the SC 13E-3 Amendment is referred to herein as the “Amended Schedule 13E-3”). Each Party shall (i) promptly notify the other Party upon the receipt of any comments (written or oral) from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Amended Schedule 13E-3 in connection with the transactions contemplated by this Agreement, and (ii) use its reasonable best efforts to respond jointly and promptly to any comments of the SEC or its staff with respect to the Amended Schedule 13E-3 in connection with the transactions contemplated by this Agreement. Each Party hereby represents, warrants and undertakes to the other Party that the information provided by such Party for inclusion in the Amended Schedule 13E-3, at each time it is filed with the SEC, will not contain any untrue statement of a material fact or omit to state any material fact with respect to such Party as required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which such Amended Schedule 13E-3is made, not false or misleading, except to the extent that the information in the Amended Schedule 13E-3 is amended or superseded by a later version thereof.

5.3           Seller’s Covenant. In connection with the conditions precedent set out in Sections 4.1(c) and 4.2(c):

(a)           the Seller shall: (i) prepare, finalize and post a circular to its shareholders and/or such other announcements, documents, notices and communications as may be required by the Hong Kong Listing Rules and the Organizational Documents of the Seller (collectively, the “Required Shareholder Communication”), in each case, subject to clearance of the same (if required) by The Stock Exchange of Hong Kong Limited, as soon as practicable, which shall, amongst other things, convene the Seller EGM to consider resolutions to be passed by the relevant shareholders for the purposes set out in Sections 4.1(c) and 4.2(c); and (ii) hold such Seller EGM as soon as commercially practicable;

7

(b)           the Seller undertakes to provide the Purchaser (or advisers nominated by the Purchaser) with draft copies of the Required Shareholder Communication to be sent to the Seller’s shareholders at such time as will allow the Purchaser a reasonable opportunity to provide comments on such draft copies of Required Shareholder Communication before they are finalized and dispatched or released; and

(c)           subject to the requirements under the Hong Kong Listing Rules and the Organizational Documents of the Seller, the Seller undertakes and agrees to consider any reasonable comments provided by the Purchaser pursuant to Section 5.3(b) above.

6.            MISCELLANEOUS

6.1           Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 6.1:

“Acquisition” means that certain acquisition transaction contemplated under the Acquisition Proposal.

“Acquisition Proposal” means a non-binding proposal dated as of September 18, 2019 submitted to the board of directors of the Issuer by parties to the Consortium Agreement in connection with an acquisition of the Issuer, as may be amended and/or restated from time to time.

“Additional Purchase Price” means the aggregate amount equal to the product of (a) Per Share Consideration multiplied by (b) the number of Additional Sale Shares.

“Affiliate” means, with respect to a person, any other person that, directly or indirectly, Controls, is Controlled by or is under common Control with such person.

“Business Day” means any day except any Saturday, any Sunday, any day that is a federal legal holiday in the United States or any day on which banking institutions in the State of New York, the People’s Republic of China, Hong Kong, or the Cayman Islands are authorized or required by law or other governmental action to close.

“Consortium” means the parties to the Consortium Agreement (together with any other Persons that subsequently joined for the purpose of effecting the Acquisition but excluding those that have withdrawn therefrom).

“Consortium Agreement” means the consortium agreement dated as of September 18, 2019 by and among the Seller and other parties named therein, as amended by an amendment No. 1 thereto dated as of January 23, 2020 and as may be amended and/or restated from to time.

“Control” of a given person means the power or authority, whether exercised or not, to direct the business, management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Hong Kong Listing Rules” means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited.

8

“Initial Purchase Price” means the aggregate amount equal to the product of (a) Per Share Consideration multiplied by (b) the number of Initial Sale Shares.

“Issuer” means China Biologic Products Holdings, Inc., a Cayman Islands exempted company.

“Ordinary Shares” means ordinary shares, par value of US$0.0001 per share, of the Issuer.

“Organizational Documents” means, with respect to any person, the memorandum of association, articles of association, articles of incorporation, certificate of incorporation, bylaws and any charter, partnership agreements, joint venture agreements or other organizational documents of such entity and any amendments thereto.

“Per Share Consideration” means US$120.00.

“Person” or “person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“Purchase Price” means Initial Purchase Price or the Additional Purchase Price, as applicable.

“PWM IRA” means that certain investor rights agreement, dated as of January 1, 2018, by and between the Issuer and the Seller, as may be amended and/or restated from time to time.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Transfer Agent” means Securities Transfer Corporation, or such other transfer agent for Ordinary Shares as may be appointed by the Issuer from time to time.

6.2            Termination.

(a)           This Agreement may be terminated prior to the Initial Closing (i) by mutual written consent of the Seller and the Purchaser; (ii) by either Party if the Initial Closing has not occurred by the earlier of (A) the twentieth (20th) Business Day from the date on which the shareholders of the Seller have duly approved the transactions contemplated hereby at the Seller EGM and (B) the date that is six (6) months from the date hereof; or (iii) automatically without any action of either Party immediately before closing of the Acquisition; provided, that a Party shall not have the right to terminate this Agreement pursuant to the foregoing Section 6.2(a)(ii) if such Party is then in material breach of this Agreement.

(b)           If this Agreement is terminated in accordance with Section 6.2(a), this Agreement shall become void and have no effect, the transactions contemplated hereby shall be abandoned without further action by the Parties and there shall be no liability on the part of any Party; provided that (i) the provisions of Section 6 (Miscellaneous) shall survive the termination of this Agreement; and (ii) such termination shall not release any Party from any liability that has already accrued as of the effective date of such termination, and shall not constitute a waiver or release of any rights, remedies or claims that a Party may have under this Agreement as of such termination.

9

6.3           Further Assurances. The Parties agree to execute and deliver such other documents or agreements and to take such other action as may be necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

6.4           Complete Agreement; Amendments; Waivers. This Agreement and the Letter Agreement constitute the complete agreements between the Parties with respect to the subject matter hereof and thereof and supersede any previous agreement or understanding between them relating hereto and thereto. To the extent any terms of this Agreement conflict with the terms of the Letter Agreement, the terms of the Letter Agreement shall prevail. This Agreement may not be modified, altered or amended except as provided herein. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

6.5           Expenses. Each Party shall bear its own taxes and expenses incurred in connection with the negotiation and execution of this Agreement and each other document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

6.6           Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

6.7           Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a Party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by any Party hereto (by operation of law or otherwise) without the prior written consent of the other Party and any attempted assignment without the required consent shall be void; provided that prior to the Initial Closing, the Purchaser may assign its rights and obligations hereunder to its Affiliates without the prior written consent of the Seller.

6.8           Governing Law. This Agreement shall be interpreted, construed and governed by and in accordance with the laws of the State of New York without regard to the conflicts of law principles thereof.

10

6.9           Dispute Resolution.

(a)           Any dispute, actions and proceedings against any Party arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 6.9 (the “Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three (3) arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one (1) Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one (1) Arbitrator; and a third (3rd) Arbitrator will be nominated jointly by the first two (2) Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two (2) Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third (3rd) Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(b)           Notwithstanding the foregoing, the Parties hereby consent to and agree that in addition to any recourse to arbitration as set out in Section 6.9(a), any Party may, to the extent permitted under the rules and procedures of the HKIAC, seek an interim injunction or other form of relief from the HKIAC as provided for in its Rules. Such application shall also be governed by, and construed in accordance with, the laws of the State of New York.

(c)           The Parties hereto agree that the obligations imposed on them in this Agreement are special, unique and of an extraordinary character and irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each Party to this Agreement (a) shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the forum described in this Section 6.9, without proof of damages or otherwise, this being in addition to any other remedy at law or in equity, and (b) hereby waives any requirement for the posting of any bond or similar collateral in connection therewith. Each Party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) any other Party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.

6.10         Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or by international courier or by electronic mail to the Parties at the following addresses (or to such other address as a Party may have specified by notice given to the other Party pursuant to this provision):

If to the Seller, to:

PW Medtech Group Limited

Level 54, Hopewell Centre

183 Queen’s Road East

Hong Kong

Attention: George Chen

11

With a copy to (which shall not constitute notice):

PW Medtech Group Limited

Building 1, No. 23 Panlong West Road

Pinggu District, Beijing

PRC 101204

Attention: George Chen

Wilson Sonsini Goodrich & Rosati

Suite 1509, 15/F, Jardine House

1 Connaught Place, Central

Hong Kong

Attention: Weiheng Chen

If to the Purchaser, to:

18 F, Jialong International Tower

No. 19, Chaoyang Park Road

Chaoyang District, Beijing

PRC 100125

Attention: Joseph Chow

With a copy to (which shall not constitute notice):

Merits & Tree Law Offices

5th Floor, Raffles City Beijing Office Tower

No.1 Dongzhimen South Street

Dongcheng District, Beijing

PRC 100007

Attention: Youyuan Jin

6.11         Survival. All of the representations, warranties, covenants and agreements of the Parties in this Agreement shall survive each Closing.

6.12         Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

6.13         Counterparts. This Agreement may be executed and delivered (including by facsimile or e-mail transmission) in one or more counterparts, all of which when executed and delivered shall be considered one and the same agreement.

[Signature pages follow]

12

IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the day and year first above written.

PW Medtech Group Limited

By:	/s/ Yue’e Zhang
Name:	Yue’e Zhang
Title:	Executive Director and Chief Executive Officer

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the day and year first above written.

Biomedical Future Limited

By:	/s/ Joseph Chow
Name:	Joseph Chow
Title:	Director

[Signature Page to Share Purchase Agreement]

Exhibit A

Form of Payment Notice